                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


                                                      State or Country of
    Subsidiaries of Registrant                   Incorporation or Organization
    --------------------------                   -----------------------------
Amerace Corporation                                    Delaware
Augat Inc.                                             Massachusetts
Leviton Manufacturing Co., Inc.                        Delaware
Thomas & Betts Caribe, Inc.                            Delaware
Thomas & Betts International, Inc.                     Delaware
Thomas & Betts Limited                                 Canada
Thomas & Betts Netherlands B.V.                        The Netherlands



The Registrant has omitted 16 subsidiaries operating in the U.S. and 71 subsidiaries operating in foreign countries. The Registrant's subsidiaries are in the same businesses.


                                     EX-21